Exhibit 99.9

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES
OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, par value $0.01 per share (the “Common Stock”), of Histogenics Corporation, a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: December 13, 2016

Number of shares of Preferred Stock owned prior to Conversion: 2,506.5968

Number of shares of Preferred Stock to be Converted: 2,506.5968

Stated Value of shares of Preferred Stock to be Converted: $2,506,596.80

Number of shares of Common Stock to be Issued: 1,114,043

Applicable Conversion Price: $2.25

Number of shares of Preferred Stock subsequent to Conversion: 0

DWAC Instructions:

CUSIP: 43358V109

# of shares: 1,114,043

Broker No: XXXX

ML Account #: XXXXXXX

SPLIT ROCK PARTNERS II, LP
By: Split Rock Partners II Management, LLC
Its: General Partner

By:	/s/ Steven Schwen
Name:	Steven Schwen
Title:	Chief Financial Officer